SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                  SCHEDULE 13G

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO (S)240.13D-1(b),
(c)  AND  (d)  AND  AMENDMENTS  THERETO  FILED  PURSUANT  TO  (S)240.13D-2

                               (Amendment No.  )*
                               ------------------

                               Newmark Homes Corp.
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)

                                    651578106
                               ------------------
                                 (CUSIP Number)

                                December 31, 1998
          -----------------------------------------------------------
             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule  13d-1(b)

     [_]  Rule  13d-1(c)

     [x]  Rule  13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 651578106
--------------------------------------------------------------------------------
     1    NAME  OF  REPORTING  PERSON
          S.S  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          Pacific  USA  Holdings  Corp.
          IRS  Identification  No.  75-2255876
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]          (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                         Texas
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      0
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          9,200,000  shares  of  Common  Stock
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          0
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      9,200,000  shares  of  Common  Stock
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  9,200,000  shares  of  Common  Stock  (See  Item  4)

--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (11) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          80%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 651578106
--------------------------------------------------------------------------------
     1    NAME  OF  REPORTING  PERSON
          S.S  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          Pacific  Electric  Wire  &  Cable  Co.,  Ltd.
          IRS  Identification  No.  --  N/A  --  Foreign  Corporation
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]               (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                    Taiwan,  Republic  of  China
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      0
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          9,200,000  shares  of  Common  Stock
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          0
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      9,200,000  shares  of  Common  Stock
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  9,200,000  shares  of  Common  Stock  (See  Item  4)
--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (11) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          80%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
                        COMMON STOCK CUSIP No. 651578106
--------------------------------------------------------------------------------
     1    NAME  OF  REPORTING  PERSON
          S.S  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          Pacific  Realty  Group,  Inc.
          IRS  Identification  No.  75-2495235
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)  [  ]               (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                         Nevada
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      0
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          9,200,000  shares  of  Common  Stock
OWNED  BY
EACH            ----------------------------------------------------------------
REPORTING       7     SOLE  DISPOSITIVE  POWER
PERSON  WITH          0
                ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      9,200,000  shares  of  Common  Stock
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          -  9,200,000  shares  of  Common  Stock  (See  Item  4)
--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (11) EXCLUDES CERTAIN
          SHARES*[  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          80%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON*
          CO
--------------------------------------------------------------------------------

Item  1.  (a)  Name  of  Issuer:        Newmark  Homes  Corp.
          (b)  Address  of  Issuer's
               Principal  Executive     1200  Soldiers  Field  Drive
               Offices:                 Sugar  Land,  Texas  77479

Item  2.  (a)  Names of Person Filing:
                                        Pacific Electric Wire & Cable Co., Ltd.,
                                        a Taiwanese company
                                        Pacific USA Holdings Corp., a Texas corporation
                                        Pacific Realty Group, a Nevada corporation

          (b)  Address of Principal
               Business Offices:        Pacific Electric Wire & Cable Co., Ltd.
                                        c/o  Pacific  USA  Holdings  Corp.
                                        2740  West  Dallas  Parkway,  Suite  200
                                        Plano,  Texas  75093

                                        Pacific  USA  Holdings  Corp.
                                        2740  West  Dallas  Parkway,  Suite  200
                                        Plano,  Texas  75093

                                        Pacific  Realty  Group,  Inc.
                                        c/o  Pacific  USA  Holdings  Corp.
                                        2740  West  Dallas  Parkway,  Suite  200
                                        Plano,  Texas  75093

          (c)  Citizenship:             Not  Applicable

          (d)  Title  of  Class         Common  Stock
               Securities:

          (e)  CUSIP  Number:           651578106

Item 3.   If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c),  check  whether  the  person  filing  is  a:

          (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

          (b)  [_]  Bank  as  defined  in  Section 3(a)(6) of the Act (15 U.S.C.
                    78c)

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

          (d)  [_]  Investment  Company  registered  under  Section  8  of  the
                    Investment  Company  Act  (15  U.S.C.  80a-8)

          (e)  [_]  An  investment  adviser  in  accordance  with
                    (S)240.13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)  [_]  Group,  in  accordance  with  (S)240.13d-1(b)(1)(ii)(J)

Item  4.  Ownership*

         (a)  Amount  beneficially  owned:  9,200,000  shares

         (b)  Percent  of  class:  80%

         (c)  Number  of  shares  to  which  the  person  has:

              (i)    Sole  power  to  vote  or  to  direct  the  vote:  0 shares

              (ii) Shared power to vote or to direct the vote: 9,200,000 shares

              (iii) Sole power to dispose or to direct the disposition of: 0 shares

              (iv)   Shared  power  to  dispose or to direct the disposition of:
                     9,200,000  shares

*Pacific Realty Group, Inc., directly owns the 9,200,000 shares of the issuer's Common Stock. Pacific Realty Group, Inc., is a wholly owned subsidiary of Pacific USA Holdings Corp., which is a wholly owned subsidiary of Pacific Electric Wire & Cable Co., Ltd.

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

          Not  Applicable.

Item 7. Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not  applicable.

Item  8.  Identification  and  Classification  of  Members  of  the  Group.

          Not  Applicable.

Item  9.  Notice  of  Dissolution  of  Group.

          Not  Applicable.

Item 10.  Certification.

          Not  Applicable.

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     February  5,  1999

                                   Pacific  USA  Holdings  Corp.


                                   By:     /s/  Bill  C.  Bradley
                                           ------------------------
                                                Bill  C.  Bradley,
                                                Chief  Executive  Officer


                                   Pacific  Electric  Wire  &  Cable  Co.,  Ltd.


                                   By:     /s/  Tung  Ching-yun
                                           ------------------------
                                                Tung  Ching-yun,
                                                Vice  President


                                   Pacific  Realty  Group,  Inc.


                                   By:     /s/  Michael  C.  McCraw
                                           ------------------------
                                                Michael  C.  McCraw,
                                                Chairman

                                    EXHIBIT A
                                    ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:     February  5,  1999

                                   Pacific  USA  Holdings  Corp.


                                   By:     /s/  Bill  C.  Bradley
                                           ----------------------
                                                Bill  C.  Bradley,
                                                Chief  Executive  Officer


                                   Pacific  Electric  Wire  &  Cable  Co.,  Ltd.


                                   By:     /s/  Tung  Ching-yun
                                           --------------------
                                                Tung  Ching-yun,
                                                Vice  President


                                   Pacific  Realty  Group,  Inc.


                                   By:     /s/  Michael  C.  McCraw
                                           ------------------------
                                                Michael  C.  McCraw,
                                                Chairman